Exhibit 99.1


[LETTERHEAD OF PILLSBURY WINTHROP SHAW PITTMAN LLP]


February 27, 2006                                                 Richard Epling
                                                             Phone: 212.858.1649
                                                 richard.epling@pillsburylaw.com


Hon. Kathryn C. Ferguson
United States Bankruptcy Judge
United States Bankruptcy Court
District of New Jersey
Clarkson S. Fisher U.S. Courthouse
402 East State Street
Trenton, NJ 08608


      Re: Congoleum Corporation, et. al., Case No. 03-51524 (KCF)


Dear Judge Ferguson:

I write to inform the Court and all interested parties of significant and important changes and amendments to the plan filed on February 3, 2006 ("Seventh Modified Plan") that the Debtors, after careful consideration, have determined to make and which amendments are described below. These changes to the Seventh Modified Plan will enhance its ability to become a fully consensual plan with respect to creditors of the Congoleum estate (hereafter, the "Eighth Modified Plan" or "Eighth Plan" -- capitalized terms not otherwise defined have the meanings ascribed to them in the Seventh Modified Plan).

o The Eighth Plan will require Forbearance from those creditors voting to support the Eighth Plan and holding pre-petition settlements and lien claims under the Claimant Agreement or otherwise. The Eighth Plan thus removes the option in the Seventh Modified Plan for creditors with pre-petition settlements and lien claims to vote in favor of the plan while at the same time reserving rights to litigate the validity and enforceability of the pre-petition settlements and lien claims with the estate. Thus, the Eighth Plan is a straight up or down referendum on Forbearance under the Claimant Agreement and other pre-petition settlements. The Debtors will seek to confirm the Eighth Plan if they receive acceptances and Forbearance from at least 75% in number and at least 66 2/3% in amount of those creditors actually voting on the Eighth Plan. Creditors not voting on the Eighth Plan and not objecting to it will be deemed conclusively to have Forborne their pre-petition settlement rights and liens.

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February 27, 2006
Page 2


o Debtors will add an insurance neutrality provision that tracks the language of Combustion Engineering to the Eighth Plan in order to make clear that the insurers are not affected by confirmation of the Eighth Plan except as permitted by ruling of the Third Circuit.

o The Eighth Plan also renders moot the issue of whether the Claimant Agreement is insured, and therefore the Debtors intend to seek a stay of the Coverage Action in order to facilitate a vote on the Eighth Plan and permit plaintiff groups with pre-petition settlements an opportunity to Forbear. Since the Eighth Plan does not assume that any claim payments will be made pursuant to pre-petition claim settlements, a ruling in the Coverage Action would be an advisory opinion. Moreover, such a ruling at this time would only impede rather than assist the Debtors' efforts to confirm a consensual, Eighth Plan. In light of this development, continued prosecution of the Coverage Action would be an unnecessary expense for the estate to continue to bear.

o Finally, the Debtors continue to discuss the treatment of the claims represented by the Official Committee of Bondholders ("Bondholders Committee") with the Bondholders Committee and the ACC. Debtors remain hopeful that they will be able to propose further amendments to the Seventh Modified Plan to be incorporated into the Eighth Plan that the Bondholders will support when the plan and disclosure statement amendments are filed with this Court.

The Debtors will shortly file a formal request for a status conference to discuss appropriate amendments to the Scheduling Order to accommodate these amendments. Debtors anticipate that they will be able to file the Eighth Modified Plan and Disclosure Statement no later than March 17, 2006. We will also be prepared to discuss any questions the Court may have about the plan amendments or the scheduling process at this afternoon's hearing should the Court desire to hear from us.

Very truly yours,



Richard Epling